EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Franklin Templeton ETF Trust of our reports dated May 22, 2024, relating to the financial statements and financial highlights, which appear in Western Asset Total Return ETF’s and Western Asset Bond ETF’s Annual Reports on Form N-CSR for the year ended March 31, 2024. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 12, 2024